Exhibit 10.2

M&T BANK CORPORATION

SUPPLEMENTAL RETIREMENT SAVINGS PLAN

as Amended and Restated Effective as of January 1, 2005

ARTICLE I

PURPOSE

The purpose of this M&T Bank Corporation Supplemental Retirement Savings Plan (the Supplemental Retirement Savings Plan”) is to provide for the payment of supplemental retirement benefits to select management and highly compensated employees of M&T Bank Corporation and certain of its affiliates, contributions on whose behalf under the M&T Bank Corporation Retirement Savings Plan (the “RSP”) are subject to certain limitations imposed by the Internal Revenue Code, as amended (the “Code”). The Employers intend and desire that this Supplemental Retirement Savings Plan, together with the other elements of the Employers’ compensation programs, will attract, retain and motivate eligible employees.

ARTICLE II

DEFINITIONS

For the purposes of this Supplemental Retirement Savings Plan, the following words and phrases shall have the meanings indicated unless a different meaning is clearly required by the context. All other terms used herein with initial capital letters that are not defined below shall have the meanings assigned to them under the provisions of the RSP unless otherwise specified herein or as otherwise qualified by the context in which the term is used herein.

2.1	“Account” shall mean the account maintained on behalf of a Participant pursuant to Section 5.1 hereof.

2.2	“Beneficiary” shall mean the person entitled to distribution of a Participant’s Account in the event of the Participant’s death. A Participant’s Beneficiary under this Plan shall be the person designated as the Participant’s beneficiary under the RSP. If the Participant has no valid beneficiary designation on file under the RSP on the date of the Participant’s death, the Participant’s Beneficiary shall be his surviving spouse (as defined and interpreted under the RSP) or, if none, his estate.

2.3	“Committee” shall mean the Committee charged with the administration of this Supplemental Retirement Savings Plan under Article VII hereof.

2.4	“Company” shall mean Manufacturers and Traders Trust Company or any successor by merger, purchase or otherwise.

2.5	“Compensation” shall mean the amount so defined in the RSP, calculated without regard to the Compensation Limitation, plus amounts deferred by a Participant under this Plan and any other nonqualified deferred compensation plan maintained by any Employer, calculated without regard to the Compensation Limitation.

2.6	“Compensation Limitation” shall mean the dollar amount of the annual compensation limitation under Code Section 401(a)(17), as in effect from time-to-time and as adjusted as provided therein, for any calendar year.

2.7	“Disability” shall mean, with respect to a Participant, a Participant who is determined (a) to be totally disabled by the federal Social Security Administration, or (b) to have a “disability” under his Employer’s long-term disability plan, provided that the definition of the term “disability” under such long-term disability plan satisfies the requirements for disability under Section 409A of the Code.

2.8	“Employee” shall mean any common law employee of an Employer who is classified by an Employer as an employee.

2.9	“Employer” shall mean M&T Bank Corporation and any affiliate thereof that has adopted the RSP and is an “Employer” as defined in the RSP.

2.10	“Grandfathered Account Balance” shall mean a Participant’s Account balance as of December 31, 2004, adjusted for any earnings or losses thereon after such date.

2.11	“Participant” shall mean an Employee who has become a Participant in accordance with Section 3.2 hereof. The term “Participant” shall also include a former Employee who had met the foregoing criteria as an Employee and who, at the time of determination, has an Account hereunder.

2.12	“Plan“ or “Supplemental Retirement Savings Plan” shall mean this M&T Bank Corporation Supplemental Retirement Savings Plan, as the same may be amended from time to time.

2.13	“Plan Year” shall mean the calendar year.

2.14	“Separation from Service” shall mean a Participant’s separation from service (within the meaning of Section 409A of the Code) with the Participant’s Employer and all entities with which the Participant’s Employer would be considered a single employer under Section 414(b) or (c) of the Code.

2.15	“Supplemental RSP Compensation” shall mean an amount equal to the excess of (a) the lesser of $350,000 or a Participant’s Compensation for a Plan Year, over (b) the amount of the Compensation Limitation.

2.16	“Unforseeable Emergency” shall mean an unforeseeable emergency within the meaning of Section 409A of the Code.

2.17	Any terms used herein in the masculine shall be read and construed in the feminine where they would so apply, and any terms used in the singular shall be read and construed in the plural if appropriate.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1	Eligibility to Participate. Any Employee who is a member of a select group of management or highly compensated employees of the Employers, and who is designated by the Committee as eligible, shall be eligible to participate in this Supplemental Retirement Savings Plan, provided, however, that any such Employee shall become a Participant hereunder only as provided under Section 3.2 hereof.

3.2	Participation. An Employee eligible to participate in the Plan under Section 3.1 hereof shall become a Participant on the date designated by the Committee. Notwithstanding the foregoing,

(a)	A Participant shall become eligible to have amounts credited to his Account for a Plan Year under Section 4.1 hereof only if the Participant makes the maximum amount of Salary Reduction Contributions to the RSP permitted under Section 402(g) of the Code, and the Participant’s Compensation for the Plan Year is in excess of the Compensation Limitation;

(b)	A Participant shall become eligible to have amounts credited to his Account under Section 4.2 hereof for a Plan Year only if the Participant received an allocation of Retirement Accumulation Contributions under the RSP for the Plan Year, and his Compensation for the Plan Year is in excess of the Compensation Limitation; and

(c)	A Participant shall become eligible to have amounts credited to his Account for a Plan Year under Section 4.3 hereof only if the Participant’s Compensation for the Plan Year exceeds such amount, if any, as may be specified by the Committee.

3.3	Deferral Elections.

(a)	Each Plan Year, a Participant may elect to defer hereunder any whole percentage of his Compensation (or, if so determined by the Committee, prior to the beginning of the Plan Year, any whole percentage of Compensation above a stated dollar amount or payable after a specified date or event), and a Participant’s Account shall be credited with the amount so deferred.

(b)	Any deferral election for a Plan Year must be made prior to the beginning of the Plan Year, except that the election for an Employee who first becomes a Participant after the first day of the Plan Year must be made within 30 days after the date on which the Employee becomes eligible to participate in the Plan and shall apply only to Compensation earned after the date of the election.

(c)	Any deferral election for a Plan Year shall be irrevocable and may not be changed, except that, if a Participant (i) receives a payment under Section 6.2 hereof due to Unforseeable Emergency, the Participant’s deferral election hereunder shall be cancelled automatically for the remaining payroll periods in the Plan Year, and the Participant may not make any new deferral election with respect to any subsequent Plan Year that is earlier than the second Plan Year following the Plan Year in which the Participant received such payment, or (ii) makes a hardship withdrawal under the RSP, the Participant’s deferral election hereunder shall be cancelled automatically for the remaining payroll periods in the Plan Year, and the Participant may not make any new deferral election with respect to any subsequent Plan Year that begins less than six months after the date of the hardship withdrawal.

(d)	Any election under this Section 3.3 shall be in the form and in the manner prescribed by the Committee.

3.4	Payment Elections.

(a)	Each Plan Year beginning after 2004, a Participant shall elect to receive payment of that portion of his Account balance attributable to amounts credited to the Participant’s Account for the Plan Year, either in the form of a single lump sum payment or in annual installments payable over 5 or 10 years, and to receive or begin to receive such payment(s) either:

(i)	At a specified age or date;

(ii)	Upon Separation from Service, death or Disability; or

(ii)	At the earlier of (i) or (ii) above.

(b)	A Participant must make the annual payment election under (a) above prior to the beginning of the applicable Plan Year, except that (i) a Participant who first becomes a Participant after the first day of a Plan Year must make the payment election for his first year of participation within 30 days after the date on which he first becomes eligible to participate in the Plan, and such payment election shall apply only to Compensation earned after the date of the election; and (ii) the annual payment election for the 2005 and 2006 Plan Years must be made on or before December 31, 2005.

(c)	Subject to Sections 6.2, 6.3, 6.4 and 6.5 hereof, a Participant’s elections under this Section 3.4 shall be irrevocable and may not be changed.

ARTICLE IV

CALCULATION OF CREDITS TO PLAN ACCOUNTS; VESTING

4.1	Matching Contributions. Each Plan Year, there shall be credited to the Account of a Participant an amount equal to (a) 100% of the amount of the Participant’s elective deferrals under Section 4.3 hereof that do not exceed 3% of the Participant’s Supplemental RSP Compensation for the Plan Year, plus (b) 50% of the Participant’s elective deferrals under Section 4.3 hereof that exceed 3%, but do not exceed 6%, of the Participant’s Supplemental RSP Compensation for the Plan Year.

4.2	Retirement Accumulation Contributions.

(a)	Each Plan Year, there shall be credited to the Account of a Participant an amount equal to the excess of (i) the amount of Retirement Accumulation Contribution that would have been contributed under Section 4.10 of the RSP on behalf of such Participant for the Plan Year, assuming that (A) the RSP were administered without regard to the Compensation Limitation, and (B) such Retirement Accumulation Contribution was calculated using the definition of Compensation herein but capped at $350,000, rather than the Participant’s compensation, as defined in the RSP, over (ii) the amount actually contributed under Section 4.10 of the RSP on his behalf for the Plan Year.

(b)	The credit to the Account under this Section 4.2 on behalf of a Participant for a Plan Year shall be calculated with the objective that the Participant should have credited to his accounts under this Supplemental Retirement Savings Plan and the RSP for the Plan Year the amount of Retirement Accumulation Contribution that would otherwise have been contributed on his behalf under Section 4.10 of the RSP for the Plan Year, assuming that such Retirement Accumulation Contribution was calculated in accordance with (a)(i) above.

4.3	Elective Deferrals. Each Plan Year, there shall be credited to the Account of a Participant an amount equal to the amount that the Participant elected to defer under Section 3.3 hereof.

4.4	No Duplication of Benefits. Notwithstanding any provision of this Supplemental Retirement Savings Plan to the contrary, the credits to an Account under this Article IV shall be determined and coordinated by the Committee so as to prevent any duplication of benefits under this Plan and the RSP or any individual employment, supplemental retirement savings or pension agreement.

4.5	Vesting. That portion of a Participant’s Account attributable to amounts credited under Sections 4.1 and 4.3 hereof shall be fully vested and nonforfeitable at all times. That portion of a Participant’s Account attributable to amounts credited under Section 4.2 hereof shall be vested and nonforfeitable to the same extent (and in the same percentage as) the Participant’s Retirement Accumulation Account under the RSP.

ARTICLE V

INDIVIDUAL ACCOUNTS, INVESTMENTS AND VALUATIONS

5.1	Accounts. The provisions of the RSP concerning the creation and maintenance of individual accounts and concerning investment elections by Participants shall apply equally under this Supplemental Retirement Savings Plan. Subaccounts shall be maintained under each Account to separately reflect amounts attributable to credits made pursuant to Sections 4.1, 4.2 and 4.3 hereof. Amounts credited pursuant to Sections 4.1, 4.2 and 4.3 hereof shall be credited to a Participant’s Account hereunder at substantially the same time as corresponding amounts are credited under the RSP for the applicable Plan Year, except that matching contributions under Section 4.1 hereof shall not be credited to a Participant’s Account hereunder during a Plan Year until the Participant has made the maximum amount of Salary Reduction Contributions permitted under Section 402(g) of the Code for the Plan Year. The Committee shall maintain each Account in such manner so that the portion of the Account attributable to amounts credited for each Plan Year may be determined.

5.2	Investment Elections. Participant investment elections under the RSP for Salary Reduction Contributions shall apply with respect to amounts credited to Accounts under Article IV hereof, and such amounts shall be deemed to be invested initially in the Investment Funds available under the RSP in the same proportion as reflected in such elections under the RSP. Accounts will be valued at the same time as RSP accounts, except that stock of M&T Bank Corporation will be stated in dollars instead of shares.

5.3	Reallocation of Investments. The deemed investment of amounts already credited to a Participant’s Account may be reallocated, at the Participant’s election, among the available RSP Investment Funds on a quarterly basis. Such elections shall be independent of any reallocation election made under the RSP.

5.4	Investment Returns. Accounts will be credited with the investment return reported by the Trust for the Investment Funds under the RSP in which the Accounts are treated as invested.

ARTICLE VI

COMMENCEMENT AND FORM OF SUPPLEMENTAL

RETIREMENT SAVINGS PLAN BENEFIT

6.1	Commencement of Benefits.

(a)	Notwithstanding any other provision hereof, any payment of a Participant’s Grandfathered Account Balance shall be made, continue to be made or commence in accordance with the terms of the Plan, as in effect on October 3, 2004.

(b)	Payment of any portion of a Participant’s Account balance in excess of his Grandfathered Account Balance shall be made or commence (depending on the Participant’s elections under Section 3.4 hereof) in the form(s), and on or as soon as practicable after the date(s), elected by the Participant under Section 3.4 hereof, but in no event shall such payment be made or commence (depending on the Participant’s elections under Section 3.4 hereof) later than the later of (i) the December 31 of any Plan Year containing the applicable payment date(s) elected by the Participant, or (ii) the expiration of the 21/2 month period beginning on the applicable payment date(s) elected by the Participant.

6.2	Accelerated Payments Due to Unforseeable Emergency. Notwithstanding Section 6.1 hereof,

(a)	The Committee may accelerate payment of all or part of a Participant’s Grandfathered Account Balance due to financial hardship to the extent permitted under the terms of the Plan, as in effect on October 3, 2004; and

(b)	The Committee may accelerate payment of all or a part of that portion of a Participant’s Account balance in excess of the Participant’s Grandfathered Account Balance upon the occurrence of an Unforseeable Emergency. The amount of such payment shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from such payment). The determination of whether a Participant has experienced an Unforseeable Emergency and the amount reasonably necessary to satisfy the emergency need shall be based on all the facts and circumstances taking into consideration the financial resources available to the Participant and shall be made in accordance with Section 409A of the Code.

6.3	Mandatory Cashouts. Notwithstanding Section 6.1 hereof, if that portion of a Participant’s Account balance in excess of the Participant’s Grandfathered Account Balance as of the date of the Participant’s Separation from Service (including death) or Disability, whichever is earlier, does not exceed $25,000, such portion of the Participant’s Account balance shall be paid in a single lump sum cash payment as soon as practicable after the date of the Participant’s Separation from Service or Disability, but not later than the later of (i) the 15th day of the third calendar month following the date of the Participant’s Separation from Service or Disability, as applicable, or (ii) December 31 of the calendar year in which the Separation from Service or Disability, as applicable, occurs.

6.4	Mandatory Delay of Certain Benefit Payments to Specified Employees. Notwithstanding Sections 6.1 and 6.3 hereof, to the extent required by Section 409A of the Code, the Committee shall delay payment of any portion of the Account balance of a Participant who is a “specified employee” (as defined below) in excess of his Grandfathered Account Balance until the earlier of (i) the date that is six months after the date of any termination of employment or other event that constitutes the specified employee’s Separation from Service, or (ii) the date of the specified employee’s death. Payment of any such portion of the specified employee’s Account balance shall be made or commence (depending on the specified employee’s election under Section 3.4 hereof) on or as soon as practicable after the expiration of the delay period. For this purpose, the term “specified employee” shall have the same meaning as under Section 409A of the Code.

6.5	Discretionary Delay in Benefit Payments. Notwithstanding Sections 6.1 and 6.3 hereof, the Committee may delay payment of any portion of a Participant’s Account balance in excess of his Grandfathered Account Balance by reason of any event(s) or condition(s) permitted under Section 409A of the Code, including without limitation, delays relating to (i) nondeductible Compensation payments under Section 162(m) of the Code; (ii) violations of loan agreements; and (iii) violations of federal securities law and other applicable law.

6.6	Payment by Employer. Benefits payable hereunder to, or on behalf of, a Participant shall be paid by the Employer who last employed the Participant.

ARTICLE VII

ADMINISTRATION

7.1	Administration. The Committee shall be charged with the administration of this Supplemental Retirement Savings Plan. The members of the Committee shall be selected by the Company. The Committee shall have all such powers as may be necessary to discharge its duties relative to the administration of this Supplemental Retirement Savings Plan, including by way of illustration and not limitation, discretionary authority to interpret and construe this Supplemental Retirement Savings Plan, to decide any dispute arising hereunder, to determine the right of any Employee with respect to participation herein, to determine the right of any Participant with respect to benefits payable hereunder and to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of this Supplemental Retirement Savings Plan as it, in its sole discretion, may from time to time deem advisable. No member of the Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Supplemental Retirement Savings Plan unless attributable to willful misconduct or lack of good faith. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Committee or the Company with respect to this Supplemental Retirement Savings Plan. A Committee member shall not participate in any action or determination relating solely to payment of the Member’s own Account hereunder. Except as provided in Sections 7.2 and 7.3 hereof, decisions of the Committee made in good faith shall be final, conclusive and binding upon all parties.

7.2	Denial of Claim for Benefits.

(a)	Claims for benefits under the Plan shall be filed with the Committee. If any Participant or other payee (a “Claimant”) claims to be entitled to a benefit hereunder, and the Committee determines that such claim should be denied in whole or in part, the Committee shall notify such Claimant of its decision in writing (which may be provided electronically). Such notification will be written in a manner calculated to be understood by the Claimant and will contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for the Claimant to perfect such claim and an explanation of why such material or information is necessary, and (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the rendering of an adverse decision on review.

(b)	Notification of a denied claim will be given within a reasonable period of time, but not later than 90 days after the claim is received by the Committee, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that such an extension of time is required, written notice of the extension shall be provided to the Claimant prior to the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. In no event shall the extension exceed an additional 90 days from the end of the initial 90-day period. Any electronic notification provided by the Committee under this Article VII shall comply with the standards imposed by 29 C.F.R. 2520.104b-1(c)(1)(i)-(iv).

7.3	Review Procedures.

(a)	Within 60 days after the date on which a Claimant receives a written notice of a denied claim, the Claimant may file a written request with the Committee for a review of the denied claim. If the Claimant requests a review of the denied claim, the Claimant shall be entitled to submit to the Committee written comments, documents, records and other information relating to the claim for benefits and to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits. The Committee shall perform its review taking into account all comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. The Committee will notify the Claimant of its decision in writing (which may be provided electronically). If the claim is denied, the notification will be written in a manner calculated to be understood by the Claimant and will contain (i) the specific reasons for the denial, (ii) references to pertinent provisions of the Plan, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits, and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(b)	The review provided for by (a) above will be made within a reasonable period of time, but not later than 60 days after the Committee receives the request for review, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time is required, written notice of the extension shall be furnished to the Claimant prior to the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. In no event shall the extension exceed an additional 60 days from the end of the initial 60-day period. If the extension of time is needed due to the Claimant’s failure to submit information necessary to make a decision, the period during which the Committee must make a decision shall be tolled from the date the extension notice is sent to the Claimant until the date the Claimant responds to the request for additional information.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1	Amendment and Termination of Plan. The Company may amend or terminate this Supplemental Retirement Savings Plan at any time, if, in the Company’s sole judgment, such amendment or termination is necessary or desirable. Any such amendment or termination shall be made in writing by the Board of Directors of the Company or its designee, if applicable, and shall be effective as of the date specified in such document. No amendment or termination of this Supplemental Retirement Savings Plan shall directly or indirectly deprive any Participant or Beneficiary of all or any portion of the Participant’s Account balance as of the date of amendment or termination without the written consent of the Participant or Beneficiary.

8.2	Benefit Payments Upon Termination of Plan. In the event of the termination of the Plan, the Company (or any transferee, purchaser or successor entity) may elect to accelerate the time and form of payment of (a) Grandfathered Account Balances to the extent permitted under the terms of the Plan in effect as of December 31, 2004, and (b) those portions of the Account Balances in excess of the Grandfathered Account Balances by reason of any event(s) or condition(s) permitted under Section 409A of the Code, including, without limitation, a termination in connection with a “change of control” within the meaning of Section 409A of the Code.

ARTICLE IX

MISCELLANEOUS

9.1	No Effect on Employment Rights. Nothing contained herein will confer upon any Participant the right to be retained in the service of an Employer nor limit the right of an Employer to discharge or otherwise deal with Participants without regard to the existence of this Supplemental Retirement Savings Plan.

9.2	Plan Unfunded. Notwithstanding any provision herein to the contrary, the benefits offered hereunder shall constitute nothing more than unfunded, unsecured promises by each Employer to pay the benefits determined hereunder that such Employer is obligated to pay under Section 6.6 hereof. No provision shall at any time be made with respect to segregating any assets of any Employer for payment of any benefits hereunder. No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Employers by reason of the right to receive a benefit under this Supplemental Retirement Savings Plan, and any such Participant, Beneficiary or other person shall have only the rights of a general unsecured creditor of the Employer by whom the Participant was last employed with respect to any rights under this Supplemental Retirement Savings Plan. Nothing contained in this Supplemental Retirement Savings Plan shall constitute a guaranty by the Employers or any other entity or person that the assets of any Employer will be sufficient to pay any benefit hereunder. All expenses and fees incurred in the administration of this Supplemental Retirement Savings Plan shall be paid by the Employers.

9.3	Binding on Employers, Employees and Their Successors. This Supplemental Retirement Savings Plan shall be binding upon and inure to the benefit of the Employers, their successors and assigns and each Participant and his heirs, executors, administrators and legal representatives.

9.4	Spendthrift Provisions. No benefit payable under this Supplemental Retirement Savings Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Employers shall not be liable in any manner for or subject to the debts, contracts, liabilities, torts or engagements of any person entitled to any benefit under this Supplemental Retirement Savings Plan.

9.5	Disclosure. Each Participant shall receive a copy of this Supplemental Retirement Savings Plan, and the Committee will make available for inspection by any Participant a copy of any rules and regulations used by the Committee in administering this Plan.

9.6	State Law. This Supplemental Retirement Savings Plan is established under and will be construed according to the laws of the State of New York to the extent that such laws are not preempted by the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

9.7	Incapacity of Recipient. In the event a Participant or Beneficiary is declared incompetent and a guardian, conservator or other person legally charged with the care of his person or of his estate is appointed, any benefits under this Supplemental Retirement Savings Plan to which such Participant or Beneficiary is entitled shall be paid to such guardian, conservator or other person legally charged with the care of his person or his estate. Except as provided herein, when the Committee, in its sole discretion, determines that a Participant or Beneficiary is unable to manage his financial affairs, the Committee may direct the Employer responsible for payment to make distributions to any person for the benefit of such Participant or Beneficiary.

9.8	Unclaimed Benefit. Each Participant shall keep the Committee informed of his current address. The Committee shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Committee within three years after the date on which any payment of the Participant’s benefit hereunder may be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant whichever occurs first, the Committee is unable to locate the Beneficiary of the Participant, the Participant and his Beneficiary shall forfeit all rights to any Supplemental Retirement Savings Plan benefits.

9.9	Elections, Applications, Notices. Every direction, revocation or notice authorized or required hereunder shall be deemed delivered to the Employers or the Committee as the case may be: (a) on the date it is sent via electronic transmission to the Secretary of the Committee (with a copy to the Company’s General Counsel), provided that receipt of the electronic transmission is acknowledged by personal action of the Secretary of the Committee or the Company’s General Counsel within three business days, (b) the date it is personally delivered to at the Company’s executive offices at Buffalo, New York, or (c) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Secretary of the Committee (with a copy to the Company’s General Counsel) at the offices indicated above; and shall be deemed delivered to a Participant or Beneficiary: (a) on the date it is sent via electronic transmission to the Participant or Beneficiary, provided that receipt of the electronic transmission is acknowledged by personal action of the Participant or Beneficiary within three business days, (b) the date it is personally delivered to the Participant or Beneficiary, or (c) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Participant or Beneficiary at the last address shown for him on the records of the Employers. Any notice required hereunder may be waived by the person entitled thereto. Notwithstanding the foregoing, any notice required by Section 7.2 or 7.3 hereof that is sent via electronic transmission shall be subject to the electronic transmission requirements of Section 7.2 or 7.3 hereof.

9.10	Severability. In the event any provision of this Supplemental Retirement Savings Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Supplemental Retirement Savings Plan. This Supplemental Retirement Savings Plan shall be construed and administered as if such illegal or invalid provision had never been contained herein.

9.11	Headings. The headings of Sections of this Supplemental Retirement Savings Plan are for convenience of reference only and shall have no substantive effect on the provisions of this Supplemental Retirement Savings Plan.

9.12	Compliance with Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code, and the Committee shall administer and interpret the Plan in accordance with such requirements. If any provision of the Plan conflicts with the requirements of Section 409A of the Code, the requirements of Section 409A of the Code shall supersede any such Plan provision.

APPENDIX A

SPECIAL PROVISIONS FOR PLAN YEAR 2005

Notwithstanding any other terms of the Plan, for Plan Year 2005 only:

1. Section 2.5 shall read as follows:

2.5	“Compensation” shall mean the amount so defined in the RSP, calculated without regard to the Compensation Limitation.

2. Section 3.2 shall read as follows:

3.2	An Employee eligible to participate in this Plan under Section 3.1 hereof shall become a Participant in this Plan on the date designated by the Committee. Notwithstanding the foregoing, a Participant may become eligible to have amounts credited to his Account for a year only in the event that:

(a)	such individual has elected to make Salary Reduction Contributions under the RSP for the year equal to at least six percent (6%) of his Compensation not in excess of the Compensation Limitation; and

(b)	his Compensation for the Plan Year is in excess of the Compensation Limitation.

3.	Section 4.2 shall not apply to Plan Year 2005, and Sections 4.1 and 4.3(a) shall read as follows:

4.1	(a) There shall be credited to the Account of a Participant an amount equal to the excess of (i) the amount which would have been contributed under Section 5.02 of the RSP on behalf of such Participant for such Plan if the provisions of the RSP were administered without regard to the Compensation Limitation, but with Compensation capped at $235,840, over (ii) the amount actually contributed under Section 5.02 of the RSP on the Participant’s behalf.

(b) The credit to a Participant’s Account under this Section 4.1 shall be computed with the objective that the Participant should have credited to his accounts under this Supplemental Retirement Savings Plan and the RSP the total amount that would otherwise have been contributed on his behalf under Section 5.02 of the RSP as of the date of such credit, had such contribution been calculated in accordance with (a)(i) above.

4.3	(a) In addition to any amount credited to a Participant’s Account under Section 4.1 hereof, the Participant may elect to defer under this Plan a percentage of that portion of the Participant’s Compensation in excess of the Compensation Limitation, but not in excess of $235,840, equal to the percentage of his Compensation that he has elected to defer for the Plan Year under Section 5.01 of the RSP.

4.	In Section 4.3(c)(ii), the phrase “12 months” shall be substituted for the phrase “six months.”

5.	The last sentence of Section 5.1 shall read as follows:

Amounts credited pursuant to Sections 4.1 and 4.3 hereof shall be credited to a Participant’s Account hereunder at substantially the same time as corresponding amounts are credited under the RSP for the Plan Year, except that such amounts shall not be credited to a Participant’s Account hereunder during the Plan Year until the Participant has made the minimum required contribution under Section 3.2 hereof.